EXHIBIT 10.9
PATTERSON COMPANIES, INC.
NON STATUTORY STOCK OPTION AGREEMENT
PURSUANT TO PATTERSON COMPANIES, INC.
AMENDED and RESTATED 2015 OMNIBUS INCENTIVE PLAN

Option No.: [Option Number]
This Non-Statutory Stock Option Agreement (the “Agreement”) is dated [Option Date] and is entered into by and between Patterson Companies, Inc., a Minnesota corporation (the “Company”), and [Employee Name] (the “Optionee”).
WITNESSETH:
1.               Grant of Option.  Pursuant to the provisions of the Patterson Companies, Inc. Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”) and subject to the additional terms and conditions set forth herein, Optionee has been granted on the date hereof the right and option to purchase from the Company all or a part of an aggregate of [Shares Granted] shares of Common Stock ($.01 par value) at the purchase price of [Option Price] per share (the “Option”).  The Option is not intended to constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986.
2.               Terms and Conditions.  It is understood and agreed that this Agreement and the Option are subject to the following terms and conditions and to the terms and conditions of the Plan.  The terms of the Plan are incorporated by reference in this Agreement in their entirety.  Optionee, by execution of this Agreement, acknowledges having access to a copy of the Plan.  The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan.  In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will control.  All capitalized terms in this Agreement not otherwise defined shall have the meaning(s) ascribed to them in the Plan.
a)               Expiration Date.  The Option shall expire ten years after the date hereof.
b)               Exercise of Option.  The Option shall become exercisable according to the Vesting Date(s) as shown on the attached Schedule.  The Option shall be exercisable only in accordance with the provisions of the Plan.  As set forth in Section 15.2 of the Plan, if Optionee's employment with the Company or a Subsidiary terminates as a result of Optionee's Retirement prior to the Option becoming fully exercisable, the Option will be unaffected by such Retirement, so that the requirement to remain in continuous employment with the Company or a Subsidiary in order for the Option to become exercisable shall be disregarded.
c)               Payment of Purchase Price Upon Exercise.  At the time of any exercise, the purchase price of the shares as to which this Option is exercised shall be paid in cash to the Company, unless, in accordance with the provisions of Section 6.5 of

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the Plan, the Board of Directors shall permit payment of the purchase price in another manner.
d)               Non-Transferability of Options.  The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, whether voluntarily or involuntarily, other than by will or by the laws of descent or distribution, or as otherwise provided under Section 18.4 of the Plan.
e)               No Rights as Shareholder.  Optionee shall have no rights as a shareholder with respect to any shares of Common Stock subject to this Option prior to the date of issuance to him or her of such shares of Common Stock.
f)                No Right to Continued Status as an Employee.  This Option shall not confer upon Optionee any right with respect to continued status as an employee of the Company, nor shall it interfere in any way with the right of the Company to terminate his or her status as an employee at any time.
3.               Investment Representation.  As a condition to the exercise of the Option, the Company may require the person exercising the Option to represent and warrant at the time of exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares of Common Stock, if, in the opinion of counsel for the Company, such a representation is required by any relevant provisions of law.  The shares of Common Stock may be issued with appropriate legends on stock certificates representing the shares of Common Stock, and the Company may place stop transfer orders with respect to the shares of Common Stock.
4.               Optionee Agreements.  In exchange for and by accepting the Option grant set forth herein, Optionee agrees as follows:
a)               Non-competition and Notification.  During Optionee's employment with the Company and for a period of eighteen (18) months following the voluntary or involuntary termination of Optionee's employment for whatever reason (the “Restricted Period”), Optionee agrees not to directly or indirectly engage in, be interested in, or be employed by, anywhere in the United States, Canada, the United Kingdom or any additional geographic markets the Company enters, any direct competitor of the Company (including, without limitation, Henry Schein, Inc., Benco Dental Supply Company, Burkhart Dental Supply Co., Amazon.com, Inc., MWI Veterinary Supply, Inc., AmerisourceBergen Corp. and Covetrus, Inc.) or any other business which offers, markets or sells any service or product that competes indirectly with any services or products of the Company (a “Competing Business”).  By way of example, but not by way of limitation, any service or product that competes directly or indirectly with any services or products of the Company includes dental services, dental products, animal health services and animal health products.  For purposes of this provision, Optionee shall be deemed to be interested in a Competing Business if Optionee is engaged or interested in such Competing Business as a stockholder, director, officer, employee,

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salesperson, sales representative, agent, partner, individual proprietor, consultant, or otherwise, but not if such interest in the Competing Business is limited solely to the ownership of 2% or less of the equity or debt securities of any class of a corporation whose shares are listed for trading on a national securities exchange or traded in the over-the-counter market.
In the event that Optionee obtains new employment prior to expiration of the Restricted Period, Optionee shall:  (i) disclose this Agreement to Optionee's new employer prior to beginning the employment; and (ii) notify the Company of the identity of Optionee's new employer within seven (7) days after accepting any offer of employment by sending a written notification to the Company.
Optionee agrees that the foregoing restrictions are in consideration of the consideration offered in this Agreement, and that the restrictions are reasonable and necessary for the purpose of protecting the Company's legitimate business interests.  Optionee agrees that the scope of the business of the Company is independent of the location (such that it is not practical to limit the restrictions contained herein to a specific state, city or part thereof) and therefore acknowledges and agrees that the geographic scope of this restriction throughout the United States, Canada and the United Kingdom is reasonable and necessary.
b)               Non-Solicitation of Customers, Suppliers, or Distributors.  Optionee agrees that during Optionee's employment with the Company and during the Restricted Period, Optionee shall not directly or indirectly, whether individually or as an owner, agent, representative, consultant or employee, participate or assist any individual or business entity to solicit or encourage any customer, supplier, or distributor of the Company to (i) do business that could be done with the Company with any person or entity other than the Company or (ii) terminate or otherwise modify adversely its business relationship with the Company.
c)               Non-Solicitation of Employees.  Optionee agrees that during Optionee's employment with the Company and during the Restricted Period, Optionee shall not directly or indirectly, whether individually or as an owner, agent, representative, consultant or employee, participate or assist any individual or business entity to solicit, employ or conspire with others to employ any of the Company's employees.  The term “employ” for purposes of this Section 4(c) means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise.  Notwithstanding the foregoing, any general advertisement or public solicitation that is not directed specifically to employees of the Company shall not constitute a breach of this Section 4(c).
d)               Remedy.  If Optionee breaches any of Optionee's obligations set forth in this Section 4, all unvested, and all vested but unexercised, Options granted under this Agreement shall be immediately canceled and forfeited and any rights thereto shall become null and void.  Optionee also agrees to immediately return to the

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Company any shares of Common Stock issued to Optionee upon exercise of any Options granted hereunder which are still under Optionee's control and to promptly reimburse to the Company the Fair Market Value (as measured on the exercise date of the Option with appreciation, if any, through the repayment date) of any such shares that are no longer under Optionee's control.  The Company shall also be entitled to enforce the terms of this Section 4 and Optionee further agrees that the remedy of damages at law for breach by Optionee of any of the covenants and obligations contained in this Section 4 is an inadequate remedy.  In recognition of the irreparable harm that a violation by Optionee of the covenants and obligations in this Section 4 would cause the Company, or any company with which the Company has a business relationship, Optionee agrees that if Optionee breaches or proposes to breach, any provision of this Section 4, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach or proposed breach without showing or proving any actual damage to the Company, it being understood by Optionee and the Company that both damages and equitable relief shall be proper modes of relief and are not to be considered alternative remedies.
e)               Class Action Waiver and Arbitration Agreement.  Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration.  The tribunal shall have the power to rule on any challenge to its own jurisdiction or to the validity or enforceability of any portion of the agreement to arbitrate.  Optionee and the Company agree to arbitrate solely on an individual basis, and that the agreement to arbitrate does not permit class arbitration or any claims brought as a plaintiff or class member in any class or representative arbitration proceeding.  The arbitral tribunal may not consolidate more than one person's claims, and may not otherwise preside over any form of a representative or class proceeding.  In the event the prohibition on class arbitration is deemed invalid or unenforceable, then the remaining portions of the arbitration agreement will remain in force.
f)                Reasonable and Necessary.  Optionee agrees that the covenants provided for in this Section 4 are reasonable and necessary to protect the Company and its confidential information, goodwill and other legitimate business interests and, without such protection, the Company's customer and client relationships and competitive advantage would be materially adversely affected.  Optionee agrees that the provisions of this Section 4 are an essential inducement to the Company to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants with the Company to which Optionee may be bound.  Optionee further acknowledges that the restrictions contained in this Section 4 shall not impose an undue hardship on Optionee since Optionee has general business skills which may be used in industries other than that in which the Company conducts its business and shall not deprive Optionee of Optionee's

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livelihood.  In exchange for Optionee agreeing to be bound by these reasonable and necessary covenants, the Company is providing Optionee with the benefits as set forth in this Agreement.  Optionee acknowledges and agrees that these benefits constitute full and adequate consideration for Optionee's obligations hereunder.
g)               Severability and Blue Penciling.  To the extent that any provision of this Section 4 shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.  If any particular provision of this Section 4 shall be adjudicated to be invalid or unenforceable, the Company and Optionee specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.  Optionee expressly stipulates that this Agreement shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
h)               Company Defined.  For purposes of this Section 4, “Company” shall mean Patterson Companies, Inc., its affiliated and related entities, and any of their respective direct or indirect subsidiaries.
i)                Survival.  Notwithstanding any termination of this Agreement or Optionee's employment with the Company, whether or not the Options granted hereunder have in whole or in part vested or been exercised at that time, Optionee shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Optionee's employment.
5.               Notices.  Any notice to the Company shall be addressed to it at its principal executive offices, located at 1031 Mendota Heights Road, St. Paul, Minnesota 55120.  Any notice to Optionee shall be addressed to him or her at the current home address on record with the Company.
6.               Governing Law.  This Agreement shall be governed by the laws of the State of Minnesota without regard to choice of law principles.
7.                Company's Insider Trading Policy Acknowledgement.  Optionee acknowledges that Optionee has received, or has had access to, the Company's Securities Trading and Information Disclosure Policy effective as of September 17, 2019, or any subsequent version or iteration of such policy (the “Insider Trading Policy”).  Optionee acknowledges, agrees and understands that any purchase or sale of shares of Common Stock, including any shares of Common Stock issued in connection with this Option, or any attempted sale or transfer of the Option, are subject to and governed by the provisions of the Insider Trading Policy.  By executing this Agreement or accepting this Option, Optionee agrees to abide by and follow such the terms of the Insider Trading Policy.

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The Company has caused this Agreement to be executed by a duly authorized officer.  Optionee has agreed to accept and execute this Agreement electronically using the grant acceptance procedures on Optionee's E*TRADE Financial Services account.

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Stock Options

Vesting Schedule

Vesting Date	%
Vesting Date 1	33.3%
Vesting Date 2	33.3%
Vesting Date 3	33.4%
100%